Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE

                                                                  12/31/00        12/31/99        12/31/98
                                                                  --------        --------        --------
                               BASIC AND DILUTED

Loss before extraordinary gain applicable to common stock:

     Net (loss) before extraordinary gain                       $ (1,593,457)   $ (3,763,112)   $(15,165,194)
     Deduct preferred stock dividends paid                          (127,320)       (127,320)       (127,320)
                                                                ------------    ------------    ------------

Net loss applicable to common stock before extraordinary gain     (1,720,777)   $ (3,890,432)   $(15,292,514)
                                                                ============    ============    ============


Weighted average number of common shares outstanding               2,562,925       2,091,089       1,784,359
                                                                ============    ============    ============

LOSS PER SHARE BEFORE EXTRAORDINARY GAIN                        $       (.67)   $      (1.86)   $      (8.57)
                                                                ============    ============    ============

Extraordinary gain:

     Extraordinary gain                                         $        -0-    $  4,027,655    $        -0-
                                                                ============    ============    ============

     Weighted average number of common shares outstanding          2,562,925       2,091,089       1,784,359
                                                                ============    ============    ============

EXTRAORDINARY GAIN                                              $        -0-    $       1.93    $        -0-
                                                                ============    ============    ============

NET INCOME/(LOSS)                                               $ (1,593,457)   $    264,543    $(15,165,194)

     Deduct preferred stock dividends paid                          (127,320)       (127,320)       (127,320)
                                                                ------------    ------------    ------------

     Net income (loss) applicable to common shareholders        $ (1,720,777)   $    137,223    $(15,292,514)
                                                                ============    ============    ============

     Weighted average number of common shares outstanding          2,562,925       2,091,089       1,784,359
                                                                ============    ============    ============

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED                   $       (.67)   $        .07    $      (8.57)
                                                                ============    ============    ============

In accordance with FAS 128, potentially diluted common shares are not included in a diluted earnings per share calculation since the result would be antidilutive on the loss before extraordinary items. As a result, basic and undiluted earnings per share are the same.